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                                                                   Exhibit 10.29

[LOGO]
NETSCAPE

                              Netscape Agreement #

                                      6050
                              ____________________


                   U.S. NET SEARCH PREMIER PROVIDER AGREEMENT

Netscape Communications Corporation, 502 E. Middlefield, Mountain View, California 94043, a Delaware corporation, ("Netscape"), and Lycos, Inc., 400-2 Totten Pond Road, Waltham, MA 02451, a Delaware corporation ("Premier Provider"), hereby enter into the following agreement ("Agreement"), effective as of the date of the last signature on the Agreement ("Effective Date"):

1. Premier Provider. Premier Provider will be one of the premier search and directory services (the "Premier Providers") for the U.S. English-language HTML page accessible via the Internet at http://home.netscape.com/escapes/search (or such other URL as Netscape may designate from time to time in writing) (the "Page") that provides Internet search and directory services on the collection of HTML pages maintained by Netscape, with a homepage of http://home.netscape.com or at such other URL(s) as Netscape may designate) ("Netscape's Web Site"). The Page may also be accessed by Internet users of the Netscape-distributed English-language version of its internet browsing software (the "Browser") by clicking on the Net Search button, by clicking on bookmarks pre-loaded in certain versions of the Browser toolbar as described herein, or by such other methods as Netscape may specify from time to time. Netscape reserves the right to determine additional means through which users may access the Page, including, but not limited to, the use of mirror sites and pointers based on a user's IP address.

2. Premier Period. Netscape will maintain the Premier Graphic, as defined below, on the Page in accordance with Section 3 from July 1, 1999 through June 30, 2000 (the "Premier Period").

3. Services Provided by Netscape.

      3.1. Premier Graphic. Premier Provider will supply Netscape with files in HTML, GIF, or such other format as Netscape may designate from time to time (the "Premier Graphic"). Netscape will place these files on the Page during the Premier Period. Premier Provider will retain all rights to the Premier Graphic, but hereby grants Netscape a royalty-free worldwide license, without charge, to use, display, perform, reproduce, modify and distribute the Premier Graphic as necessary to fulfill the intention of this Agreement The Premier
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Graphic will contain a functional search field and, if available, directory tree. The Premier Graphic will conform to the specifications of Exhibit A, which also describes the placement of the Premier Graphic on the Page.

      3.2. Stack. Netscape will produce the Page as set forth on Exhibit A. The Premier Graphics on the Page will appear to be overlapped in a stack (the "Stack"). The Premier Graphic will be accessible by an end user by clicking on a tab for the Premier Provider's service. When an end user clicks on hypertext links ("Premier Links") placed by Premier Provider on the Premier Graphic, the end user's Browser will access pages ("Premier URLs") on the collection of English-language HTML documents Premier Provider maintains as its primary web site, with a home page of http://www.lycos.com or such other address as Premier Provider may provide in writing ("Premier Provider's Web Site"). Netscape reserves the right to use, in its sole discretion, those portions of the Page not used by the Stack. The Premier Graphic may be served on the top of the Stack to an end user by the following means: (i) random rotation, as described in
Section 3.3; (ii) end user default selection, as described in Section 3.4; or
(iii) an end user selection of the Premier Graphic tab in the Stack.

      3.3. Rotation. Netscape will rotate the display of the Premier Graphics to be displayed on the top of the Stack when each Page is served to an end user who has not selected a Premier Graphic as a default, as described in Section 3.4. Subject to the provisions of Section 3.4, the Premier Graphic will appear on the top of the Stack of each Page fifteen percent ("Rotation Percentage") of the instances in which the Page is served up to end users who have not selected a default Premier Graphic when accessing the Page, prior to any selection of a particular Premier Graphic tab; provided that, if (i) Premier Provider acquires Wired Digital Inc. ("Wired") and Wired's "HotBot" search service and (ii) the U.S. Net Search Premier Provider Agreement between Wired and Netscape, dated as of May , 1999 (the "HotBot Agreement") (pursuant to which the Premier Graphic for the HotBot service is entitled to appear on the top of the Stack of each Page one percent of the instances in which the Page is served up to end users who have not selected a default Premier Graphic when accessing the Page (the "HotBot Rotation Percentage")) is assigned to Premier Provider, then Premier Provider, at its discretion on a monthly basis during the term of this Agreement, may notify Netscape in writing that Premier Provider wishes to vary the relative distribution of the rotation percentages between the Rotation Percentage and the HotBot Rotation Percentage for the following month (e.g., 12% for the Lycos search service and 4% for the HotBot search service, or 10% Lycos and 6% HotBot, etc.), further provided that in no event will the sum of such revised Rotation Percentage and the HotBot Rotation Percentage exceed sixteen percent, and any such variation by Premier Provider of the relative distribution of such rotation percentages shall be made in accordance with


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Netscape's normal Page update schedule as set forth in Exhibit A. Premier
Provider acknowledges that the Rotation Percentage is an annualized target, and that Netscape may adjust the display of the Premier Graphic to occur at a rate above or below the Rotation Percentage at any particular time, subject to Netscape's obligations to deliver the Rotation Percentage averaged over the course of the Premier Period.

      3.4. End User Default. An end user may select which of the Premier Graphics he or she would prefer to have displayed on the top of the Stack upon the calling up of the Page. If an end user selects a default Premier Graphic, the Premier Graphic selected by that end user will be displayed on top of the Stack each time he or she accesses the Page until he or she eliminates or alters the default selection.

      3.5. Page Specifications. Exhibit A sets forth the specifications of the Premier Graphic, the Stack, and their placement on the Page. Netscape may, upon not less than thirty business days advance written notice to Premier Provider,
(i) change the location of the Stack or the Premier Graphics on the Page, (ii) redesign or reconfigure the Stack, the Page, Netscape's Web Site, and/or the manner in which an end user interacts with any of the pages of Netscape's Web Site, or (iii) otherwise revise Exhibit A, subject to Netscape's obligation to deliver the Rotation Percentage averaged over the course of the Premier Period, and provided that the display of Premier Providers' graphics will remain the largest and most prominent category of search graphics on the Page and that the Premier Graphic will remain equal in size to graphics of other Premier Providers. In the event Netscape revises Exhibit A, Premier Provider will supply Netscape with a Premier Graphic that conforms to the revised specifications within thirty days after it receives notice of the revision and no fewer than five business days prior to the date Netscape specifies for the posting of the revised Premier Graphic or Stack. If Netscape has not received such revised and conforming materials in a timely fashion or if the materials supplied by Premier Provider do not function in accordance with the specifications set by Netscape, then Netscape will either (i) post previous versions of Premier Provider's supplied materials, or (ii) make such changes as necessary to bring the materials into conformity with the new.

      3.6. Update of Premier Graphic. Premier Provider may elect to revise or update its Premier Graphic on a weekly basis in conjunction with Netscape's Page production schedule, provided that the new version of the Premier Graphic complies with the specifications of Exhibit A.


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4. Additional Premier Provider Benefits.

      4.1. Pre-loaded Bookmark. During the Premier Period, Netscape will include a graphic HTML link ("Bookmark") for the Premier Provider to the Page in the bookmark section of the U.S. English-language version of 4.x versions of the Browser. End users may reconfigure, customize, or delete the Bookmark. During the Premier Period, if Netscape offers to include a graphic HTML link for any of the other Premier Providers to the Page in the bookmark section of the U.S. English-language version of 5.x versions of the Browser, Netscape will also offer to include the Bookmark for Premier Provider in such version of the Browser.

      4.2. Limit on Premier Providers. Netscape will limit the number of companies whose tabs appear on the Stack at any one time to a total of no more than nine entities.

5. Exposures. An exposure ("Exposure") occurs upon: (i) the serving up to an end user of the Premier Graphic on the top of a Stack as described in sections
3.2, 3.3, and 3.4; (ii) an end user clicking on a link programmed by Netscape directly to Premier Provider's search functionality on Premier Provider's Web Site (excluding Premier Links) or executing a search query directed to Premier Provider's Web Site from any location on Netscape's Web Site with search functionality other than the Page; (iii) the Page when accessed by a click from the Bookmark; (iv) a link through a disabling device only if and to the extent permitted under Section 6.3; or (v) any other Premier Provider content as a consequence of an end user accessing a promotional page on Netscape's Web Site if the parties agree that such promotional page traffic will constitute an Exposure.

6. Premier Provider Obligations. In addition to the other obligations set forth herein, Premier Provider agrees to the following provisions.

      6.1. Netscape Now. Premier Provider will display the then-current version of the "Netscape Now" button as provided by Netscape or the equivalent successor button or the words "Download Netscape Now" (or successor text reasonably designated by Netscape) ("the Netscape Now button/text") prominently on (i) the home page of Premier Provider's Web Site or (ii) on all pages linked to a Premier URL; provided that Premier Provider shall not be required to display the Netscape Now button/text on pages of (a) any secondary web site of Premier Provider that Premier Provider is required to construct to satisfy Premier Provider's obligations under any unaffiliated third party contract, or (b) any unaffiliated third party's web site. When an end user clicks on the Netscape Now button/text, the end user's Internet client software or online service will access the applicable HTML page located at a URL supplied


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by Netscape. On any page on which it is displayed, the Netscape Now button/text will be displayed in the same format (i.e., button, text, or graphic) and equal to or greater in size and prominence than the button, text, or graphic for any other third party Internet client software, online service, software provider, "push" content delivery system, or other online service. Premier Provider will use its best efforts to remedy promptly any misplacement or malfunctioning of the Netscape Now button/text on its pages. Netscape will fully cooperate with Premier Provider to remedy any such misplacement or malfunctioning. Premier Provider will not be liable for any such misplacement or malfunctioning outside its reasonable control. Netscape hereby grants Premier Provider a non-exclusive, non-transferable, non-assignable, non-sublicensable license to use, reproduce, and display the Netscape Now button/text in connection with fulfilling the foregoing obligation. Premier Provider's use of the Netscape Now button/text will be in accordance with Netscape's reasonable policies regarding advertising and trademark usage as established from time to time by Netscape, including the guidelines of the Netscape Now Program published on Netscape's U.S. English-language Web Site. Netscape may immediately suspend Premier Provider's use of the Netscape Now button/text if Netscape determines that such use violates quality standards. The use of the Netscape Now button/text in connection with this Agreement will not create any right to the Netscape Now button/text or associated trademarks and that all goodwill associated with the Netscape Now button/text and associated trademarks will inure to the benefit of Netscape. Premier Provider agrees not to register or use any trademark that is similar to the Netscape Now button/text text. Premier Provider further agrees that it will not use the Netscape Now button/text in a manner that could mislead end users or reflect adversely on Netscape or its products. Premier Provider's compliance with the terms and conditions of this section are a material obligation of the Agreement.

      6.2. Mailto Link. Premier Provider will include on the page served to an end user in conjunction with the results of the end user's search query on Premier Provider's service a "mailto" link to its support services that users of Premier Provider's service can use to direct questions or help requests to Premier Provider. Netscape will also include such a "mailto" link to its support services on the Page. Premier Provider will use reasonable efforts to reply promptly, but in any event within one week, to any such question or help request.

      6.3. No Disabling. Without Netscape's prior consent, Premier Provider will not provide or implement any means or functionality that would (i) alter, modify, or enable end users to alter or modify, the Browser standard user interface or configuration, (ii) disable any functionality of the Browser or any other Internet browser software, or (iii) modify the functioning pages served


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from Netscape's Web Site. Premier Provider's compliance with the terms and conditions of this section are considered a material obligation of the Agreement.

      6.4. Use of Premier Graphic Space. Premier Provider will maintain the Premier Graphic for the purpose of promoting Premier Provider's Internet search and directory services, any associated online services provided under Premier Provider's brand and/or any associated content provided by Premier Provider. Premier Provider will not use the space allotted the Premier Graphic, or links therein, for the benefit of a third party without first obtaining Netscape's prior written consent. The Premier Graphic will not compare Premier Provider's services with other services or promote any internet browser or internet access service provider. Netscape will require all Premier Providers to comply with materially the same restrictions on the use of their respective Premier Graphics.

      6.6. Premier Provider Website Operating Standards. Premier Provider will comply with the website operating standards as forth in Exhibit C.

7. Payment to Netscape.

      7.1 Payment [***]


      *** A CONFIDENTIAL PORTION OF MATERIAL HAS BEEN OMITTED AND
          FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

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      7.2. Timing. Premier Provider will pay the Participation Fees upon execution of this Agreement. All Traffic Payments will be payable on a quarterly basis (with quarters ending September 30, 1999; December 31, 1999; March 31, 2000; and June 30, 2000), based on total Exposures delivered for that quarter multiplied by the CPM Rate.

      7.3. Payment Terms. All amounts payable to Netscape hereunder will be paid in U.S. dollars within thirty days after receipt by Premier Provider of the corresponding invoice submitted by Netscape. Any part of the Payment not paid to Netscape within this period will bear interest at the lesser of one percent per month or the maximum amount allowed by law.

      7.4. Taxes. Premier Provider will pay all amounts in this Agreement in U.S. dollars, which as stated include only amounts, without reduction for any related U.S. or foreign local, state, national taxes, duties, leaves, or assessments, however described or calculated (excluding taxes based on Netscape's net income). Participant will make, and indemnify Netscape against, any such payments and promptly give Netscape corresponding receipts. Netscape and Participant will cooperate in minimizing any applicable tax and in obtaining any exemption from or reduced rate of tax available under any applicable law or tax treaty.

8. Usage Reports.

      8.1. Provision of Usage Reports. Netscape and Premier Provider will each provide the other with usage reports ("Usage Reports") containing the information and in the format set forth in Exhibit B hereto. The Usage Reports wit cover each one-month time period of the Premier Period, and the parties will use reasonable commercial efforts to deliver the Usage Reports within fifteen days following the end of each month. If, due to technical problems, a party is unable to provide any part of a Usage Report in any given month, the following data will be used for each day for which data is missing: ninety percent of the usage figures reported for the same day of the week most recently reported (e.g., if data for the day seven days prior is available, ninety percent of the usage figures for such day; if not available, the data for the day fourteen days prior, and so on).

      8.2. No Liability. Netscape and Premier Provider will use reasonable commercial efforts to ensure the timely delivery, accuracy, and completeness of the usage reports, but neither party warrants that the usage reports will conform to any published numbers at any given time. Neither party will be liable for any


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claims related to the usage reports other than Premier Provider's obligation under Section 7.

      8.3. Audit of Records. Each party (the "Auditing Party") shall have the right, once during the term of this Agreement and once during the twelve month period after termination of this Agreement, to have a mutually acceptable, independent third party inspect the relevant books and records of the other party ("Audited Party") in order to verify the accuracy of the Audited Party's Usage Reports hereunder. The auditor may not be paid on a contingency or other basis related to the outcome of the inspection, and shall execute a confidentiality agreement with the Audited Party in a form mutually acceptable to the parties that prohibits the auditor from disclosing information obtained in connection with the inspection other than disclosure to the Auditing Party of any inaccuracy in any Usage Report. The Auditing Party shall maintain in confidence any information obtained in connection with the inspection. Any such inspection shall be conducted during the Audited Party's regular business hours, in such a manner as not to interfere with the Audited Party's normal business activities, and shall be at the Auditing Party's expense; provided, however, that if such inspection reveals that the Audited Party's Usage Reports are inaccurate by more than ten percent (10%) for the period inspected, the Audited Party shall reimburse the Auditing Party for the reasonable fees charged by the auditor. Prompt adjustment shall be made to correct for any inaccuracies disclosed by such inspection.

9. Term & Termination.

      9.1. Methods of Termination. This Agreement will remain in effect from the Effective Date through the end of the Premier Period. Either party may terminate this Agreement before the end of the Premier Period if the other party materially breaches its obligations hereunder and such breach remains uncured for fifteen days following written notice to the breaching party of the breach or as otherwise provided in Section 10. In addition, Premier Provider may terminate this Agreement for convenience to the extent permitted in accordance with Section 7.1.

      9.2. Effect of Termination/Survival of Obligations. Except as specifically provided otherwise in this Agreement, upon the expiration or termination of the Agreement, all rights and obligations will cease (other than Premier Provider's payment obligations hereunder to the extent accrued on or prior to the termination, which will become due upon termination). The following provisions will survive the expiration or termination of this Agreement for any reason:
Section 7.1 (Payment), Section 7.4 (Taxes), Section 8.2 (No Liability), Section
9.2 (Effect of Termination), Section 9.3 (No Compensation),


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Section 11 (Responsibility), Section 12 (Limitation of Liability), and Section
16 (General).

      9.3. No Compensation. Premier Provider will not be entitled to and hereby waives its rights to any compensation, damages, or payments in respect to goodwill that has been established or for any damages on account of prospective profits or anticipated sales, and Premier Provider will not be entitled to any reimbursement for training, advertising, market development, investments, leases, or other costs expended before the expiration or termination of this Agreement, regardless of the grounds for termination of this Agreement.

10. Inappropriate Content. Netscape will have the right to review the contents and format of the Premier Graphic, the Bookmark, and Premier Provider's Web Site. If Netscape, in its reasonable discretion, at any time determines that the Premier Graphic, Bookmark, or Premier Provider's Web Site contain any material that Netscape deems inappropriate for any reason or that fails to comply with Exhibit A, Netscape will inform Premier Provider of the reason Netscape has made such determination and may refuse to include the Premier Graphic in the Page. Netscape may terminate this Agreement if Premier Provider has not revised to Netscape's reasonable satisfaction material to which Netscape has objected within five business days of written notice from Netscape.

11. Responsibility / Indemnity.

      11.1. Responsibility of Premier Provider. As between Netscape and Premier Provider, Premier Provider is solely responsible for any liability arising out of or relating to the "Services", defined as: (i) the Premier Graphic, the Bookmark, Premier Provider's Web Site, the Premier URLs, and/or the Premier Links, (ii) any material to which users can link through any of the foregoing, and/or (iii) any use of Premier Provider's search and directory service pursuant to this Agreement. Premier Provider represents and warrants that it holds the necessary rights to permit the use of the Services by Netscape for the purpose of this Agreement; and that the permitted use, reproduction, distribution, or transmission of the Services will not violate any laws, government regulations, or rights of third parties, including, but not limited to, infringement or misappropriation of any copyright, patent, trademark, trade secret, music, image, or other proprietary or property right, false advertising, unfair competition, defamation, or invasion of privacy or right of publicity.

      11.2. Indemnity. Either party will defend and indemnify the other party and its officers, directors, agents, affiliates, distributors, franchisees, and employees from any third-party claims ("Liabilities"), resulting from


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      the indemnifying party's material breach of any duty, representation, or warranty of this Agreement. If a party entitled to indemnification hereunder (the "Indemnified Party") learns of any potentially indemnifiable claim or other proceeding against it (an "Action"), the Indemnified Party will give the other party (the "Indemnifying Party") prompt written notice. That notice will describe the basis for indemnification and include copies of all relevant pleadings, demands, and other papers related to the Action that the Indemnified Party possesses. The Indemnifying Party will have ten days after delivery of such notice to respond. If the Indemnifying Party elects to defend the Action or does not respond within ten days, the Indemnifying Party will be obliged to defend the Action, at its own expense, controlling the defense of the Action and using counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party will cooperate, at the expense of the Indemnifying Party, in the defense of the Action and have the right to participate, at its own expense, in that defense. If the Indemnifying Party responds within the required ten days and elects not to defend an Action, the Indemnified Party will be free, without waiving its rights hereunder, to compromise or defend (and control the defense of) such Action. In such case, the Indemnifying Party will cooperate, at its own expense, with the Indemnified Party in defending against the Action and have the right to participate, at its own expense, in the defense of the Action. In any other case, any compromise or settlement of an Action will require the prior written consent of both parties, which they will not unreasonably withhold or delay.

12. Limitation of Liability / No Additional Warranties.

      12.1. Limitation of Liability. Except as provided in Section 11.2, neither party will be liable to the other for indirect, incidental, consequential, special or exemplary damages (even if it knows of the possibility of such damages) arising from this agreement, including, but not limited to, loss of revenue, anticipated profits, or lost business. Except as provided in Section 11.2, neither party will be liable to the other for more than the aggregate amount payable hereunder as of the date liability accrued.

      12.2. No Additional Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANT ABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF


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PERFORMANCE, WITHOUT LIMITING THE FOREGOING, NETSCAPE SPECIFICALLY DISCLAIMS ANY
WARRANTY REGARDING OVERALL TRAFFIC LEVELS, TRAFFIC PERFORMANCE, OR REVENUES TO
BE DERIVED UNDER THIS AGREEMENT.

13. Course of Dealing. In consideration of Premier Provider's participation in the Premier Program, Premier Provider will not change the form or function of Premier Provider's Web Site in a manner that directly results in a material adverse effect to users of Netscape's Internet browser software as compared to its performance at the time the Agreement was executed.

14. Alternative Dispute Resolution.

      14.1. Negotiation. The parties will act in good faith and use commercially reasonable efforts to promptly resolve any claim or dispute between them or any of their subsidiaries, affiliates, successors and assigns related to this Agreement ("Dispute"). If the pates cannot resolve a Dispute within ten days, they will escalate it to the senior business representative of each party with responsibility for the contractual relationship. If those representatives are unable to resolve the Dispute during a ten-day period, they will consider retaining a mediator to assist in discussions. Neither party will seek binding outside resolution of the Dispute unless the parties have been unable to resolve the Dispute through such negotiation.

      14.2. Arbitration. Except for Disputes relating to issues of (i) proprietary rights, including but not limited to intellectual property and confidentiality, and (ii) any provision of this Agreement that expressly or implicitly provides that the parties will mutually agree, any Dispute not resolved by negotiation will be resolved by arbitration. Such arbitration will be conducted by the American Arbitration Association ("AAA") in Washington, D.C. (in the event that Premier Provider initiates the arbitration) or the county in which Premier Provider maintains its principal place of business (in the event that Netscape initiates the arbitration) and will be initiated and conducted in accordance with the Commercial Arbitration Rules ("Commercial Rules") of the AAA, including the AAA Supplementary Procedures for Large Complex Commercial Disputes ("Complex Procedures"), as such rules will be in effect on the date of delivery of a demand for arbitration, except to the extent that such rules are inconsistent with the provisions set forth herein. Notwithstanding the foregoing, the parties may agree not to apply the Complex Procedures to any given Dispute. The Federal Arbitration Act, 9 U.S.C. Secs. 1-16, and not state law, will govern the arbitrability of all


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Disputes. Either party will have the right to seek injunctive relief from any court of competent jurisdiction pending the outcome of the arbitration.

      14.3. Arbitration Process. The arbitration panel will consist of three arbitrators. Each party will name an arbitrator within ten days after the delivery of the Demand. The two arbitrators named by the parties may have prior relationships with the naming party that in a judicial setting would be considered a conflict of interest. The third arbitrator, selected by the first two, will be a neutral Premier Provider, with no prior working relationship with either party. If the two arbitrators are unable to select a third arbitrator within ten days, a third neutral arbitrator will be appointed by the AAA from the panel of commercial arbitrators of any of the AAA Large and Complex Resolution Programs. If a vacancy in the arbitration panel occurs after the hearings have commenced, the remaining arbitrator or arbitrators may not continue with the hearing and determination of the controversy, unless the parties agree otherwise.

      14.4. Discovery. The arbitrators will allow such discovery as is appropriate to the purposes of arbitration in accomplishing a fair, speedy and cost-effective resolution of the Disputes. The arbitrators will refer to the Federal Rules of Civil Procedure then in effect in setting the scope and timing of discovery. The Federal Rules of Evidence will apply in toto. The arbitrators may enter a default decision against any party who fails to participate in the arbitration proceedings.

      14.5. Arbitration Award / Confidentiality. The arbitrators will have the authority to award compensatory damages and injunctive relief only. The arbiters will accompany any award with written findings of fact and conclusions of law relied upon in reaching the decision. The arbiters' award will be final, binding, and non-appeallable, and judgment upon such award may be entered by any court of competent jurisdiction. The parties will keep confidential the existence, conduct and content of any arbitration, except as may be required by law or by any governmental authority or for financial reporting purposes.

      14.6. Costs and Fees. Each party will pay all costs associated with the presentation of its own case. The parties will share equally the costs of the arbitration. Notwithstanding the foregoing, the arbitrators may award and allocate expenses and costs to the prevailing party as the interests of justice may require.

15. [RESERVED]


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16. General.

      16.1. Governing Law / Jurisdiction. This Agreement will be interpreted, construed and enforced in all respects in accordance with the laws of the Commonwealth of Virginia except for its conflicts of laws principles.

      16.2. Entire Agreement. This Agreement, including the exhibits and attachments referenced on the signature page hereto, constitutes the entire agreement and understanding between the parties and integrates all prior discussions between them related to its subject matter. No modification of any of the terms of this Agreement will be valid unless in writing and signed by an authorized representative of each party.

      16.3. Assignment. Premier Provider may not assign any of its rights or delegate any of its duties under this Agreement, or otherwise transfer this Agreement (whether by merger, operation of law, or otherwise), without the prior written consent of Netscape in its sole discretion. Any attempted assignment, delegation or transfer in derogation hereof shall be null and void.

      16.4. Notices. Any notice or other communication under this Agreement will be given in writing and will be deemed to have been delivered: (i) on the delivery date if delivered personally to the other party; (ii) one business day after deposit with a commercial overnight carrier, with written verification of receipt; or (iii) five business days after the mailing date if sent by U.S. mail, return receipt requested, postage and charges prepaid, or any other means of rapid mail delivery for which a receipt is available. In the case of Netscape, such notice will be provided to both the Senior Vice President for Business Affairs, America Online, Inc. (fax 703.265.1206) and the General Counsel, Netscape Communications Corporation (fax 650.988.1132), each at the address of Netscape set forth in the first paragraph of this Agreement. In the case of Premier Provider, the notices will go to Premier Provider's General Counsel, at the address for Premier Provider set forth in the first paragraph of this Agreement.

      16.5. Confidentiality. Each party acknowledges that either party may disclose proprietary or confidential information or material ("Confidential Information") to the other party during the course of this Agreement. All Confidential Information will be so marked or designated at the time of disclosure or within ten days thereafter. Confidential Information will not include information or material made public by the disclosing party or developed by, known to, or made known to the receiving party from an independent source which is not subject to a duty to keep such information or material confidential. The information contained in the Usage Reports provided


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by each party hereunder will be deemed the Confidential Information of the disclosing party. Each party agrees that during the term of this Agreement and for three years after it terminates, it will not disclose the other party's Confidential Information, other than to its employees or agents who need to access such Confidential Information to perform obligations under this Agreement. Netscape will have the right to share information with America Online, Inc., subject to the terms of this Section. Netscape may, in its discretion, make public client software market share information contained in the Usage Reports submitted by Premier Provider in a form aggregated with data provided by other Premier Providers. Either party may disclose Confidential Information without the consent of the other party where such disclosure is required by law, regulation, or government or court order. In such event, the disclosing party will provide at least five business days prior written notice of such proposed disclosure to the other party. If any government authority requires such disclosure, the disclosing party will: (i) redact mutually agreed-upon portions of this Agreement to the fullest extent permitted by the requiring body, and (ii) ask that such portions receive confidential treatment to the fullest extent permitted by law. Upon the expiration or termination of this Agreement, each party will promptly, return or destroy (at the option of the party receiving the request) all of the other party's Confidential Information.

      16.6. Force Majeure. Neither party will be responsible for any failure to perform its obligations under this Agreement due to causes beyond its reasonable control, including but not limited to, acts of God, war, riot, embargoes, acts of civil or military authorities, fire, floods or accidents.

      16.7. Waiver. The failure of either party to insist upon strict performance by the other party of any provision of this Agreement or to exercise any right under this Agreement will not be construed its a waiver that party's right to assert or rely upon any such provision or right in that or any other instance.

      16.8.Headings. The headings to the Sections and Subsections of this Agreement are merely for convenience and do not affect the meaning of the Agreement.

      16.9. Independent Contractors. The parties are dealing with each other hereunder as independent contractors. Nothing contained in this Agreement makes either party the joint venturer, employee, or partner of the other party or gives one party the authority to bind the other.

      16.10. Severability. In the event any provision of this Agreement is held to be unenforceable, such provision will be reformed only to the extent necessary to make it enforceable, and the other provisions of this Agreement will remain in fall force and effect.

      16.11. Further Assurances. Each party will take such action (including, but not limited to, the execution, acknowledgment, and delivery of documents) as may reasonably be requested by the other party for the implementation or continuing performance of this Agreement.

      16.12. Remedies. Except where otherwise specified, the rights and remedies granted to a Party under this Agreement are in addition to, not in lieu of, any other rights or remedies it may have at law or equity.

      16.13. Counterparts. This Agreement may be executed in two or more Counterparts, each of which will be deemed an original, but all of which together will constitute a single instrument. A facsimile of this Agreement, including the signature pages hereto, will be deemed to be an original.


                   [THE FOLLOWING PAGE IS THE SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties have caused their authorized representatives to execute this Agreement:


Premier Provider:                       Netscape:

LYCOS, INC.                             NETSCAPE COMMUNICATIONS
                                        CORPORATION

By: /s/ Jeffrey M. Snider               By: /s/ Eric Keller
   --------------------------------        -------------------------------------
Print Name: JEFFREY M. SNIDER           Print Name: ERIC KELLER
           ------------------------                -----------------------------
Title: GENERAL COUNSEL                  Title: VICE PRESIDENT
      -----------------------------           ----------------------------------
Date: 6-7-99                            Date: 6-10-99
     ------------------------------          -----------------------------------

Attached Exhibits:

      Exhibit A: Specifications of the Page / Site Sample Specifications

      Exhibit B: Sample Formats of Usage Reports

      Exhibit C: Premier Provider Website Operating Standards


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

EXHIBIT A

Specifications of the Page / Site Sampler Specifications

The accompanying screen shot displays the current overall look of the Page.

As of July 1, 1999, Net Search will support the highest iterations of Netscape Navigator versions 2.x, 3.x, 4.x for both Macintosh and PCs. (See Net Search Sampler Test Specifications, External for complete list.) Other browsers, including early versions of Microsoft Explorer, will be routed to a simple version of the Page that encourages users to download a more current version of Netscape's browser. The specifications are as follows:

Page Update Schedule: Changes to Netscape Net Search will be made once a week, typically late Thursday evenings (exceptions to this schedule will be made for conflicting holidays). Changes received by the end of day Thursday will go live the following Thursday. Changes received on Friday will be considered part of the following change cycle, and will not be implemented until the second Thursday following.

The Site Sampler. The site sampler will consist of one graphic logo, a text entry field, a search button, and directory listings. All samplers will have a uniform gray background, #CCCCCC. The size of the complete sampler will be 480 x 180 pixels. Netscape will place each element in the same position on each sampler. There are three deliverables the Premier Providers can alter: The graphic logo, the copy for a search button, and directory listings.

The Graphic

o The graphic should be a logo less than or equal to 50 pixels tall and 200 pixels wide.
o     Logos should be dithered to a gray background.
o The file size may not be any larger than 3K. Graphics any larger than 3K will be returned.
o     Likewise, animated GIFs will not be accepted.
o To minimize dithering and ensure that the users across all platforms see what you expect them to see, we recommend use of the Netscape Color Cube.

The Search Button Copy: A standard 20-character text entry field will be provided. Please submit your choice of copy for the search button, which will be positioned next to it. If no copy is specified, the word "Search" will be used. The copy must be 10 characters (including punctuation) or less.

The Directory Listings:

o All submissions should consist only of text links only. No graphics of any kind (other than the logo) will appear within the sampler, and font size will remain uniform throughout all samplers. The table will support exactly 24 links within exactly 4 columns. The two leftmost columns will contain exactly four links, the two rightmost columns will contain exactly eight links. For changes to the sampler listing, simply send the link text and URL to choover@netscape.com (please make sure to indicate link order).
o All links should be created such that the back button in the user's browser takes them back to the Page. Redirects that keep the back button from working properly will not be accepted.
o Links that wrap on any platform will not be accepted. Each link can contain up to 15 characters without wrapping. Netscape will provide "wrap-checking services," if needed, for companies that do not have the specified platform configuration.
o FONT SIZE may be set to -1, if desired. BOLD and ITALIC tags may also be used. Please check your table carefully to mike sure it doesn't expand when you use these tags. If you have 6 links in a column, you will probably have to remove one if you're using the BOLD tag.

Compatibility: All sites linked to from anywhere within the search page, including those links found within samplers, MUST support all browsers supported by the search page (Navigator 2, 3, 4; IE 3, 4, 5; see above for more information). If a link points to a site that does not support a particular browser, a one-week grace period will be allowed to implement a fix. If the site does not support a particular browser after the grace period, the link will be removed until a fix is implemented. Once a fix is implemented, the link will be reinstated according to the search page change schedule detailed above.

o Compatibility issues typically arise around Netscape Navigator 2.x browsers. Experience has shown that two common errors cause most of the issues:
      1. Navigator 2.x requires HEIGHT and WIDTH attributes within image tags, and,
      2.    Navigator 2.x is very sensitive to nesting errors.
o Eliminating nesting errors and adding the appropriate image attributes will mitigate most browser incompatibility issues. Please test all sites linked to from Net Search with Navigator 2.x, available for download from Netscape's product archive at http://home.netscape.com/download/archive/index.html.

Delivery: Content providers should email logos and Links to Netscape at choover@netscape.com. If you are providing multiple files, please place them in a folder labeled with the content provider's name.

PICS: We request that all Premier providers label their sites with PICS labels if they haven't already done so

PICS, the "Platform for Internet Content Selection" is an Internet rating standard designed to help parents, teachers and employers screen out material they feel is inappropriate for children or employees. PICS gives Web publishers a standard way to describe the content of Web sites or Web pages; it gives Web browsers a standard way to read the description.

Netscape will be supporting PICS in the 4.06. release of Communicator with its NetWatch feature. As a Netscape search participant, labeling your site is important if NetWatch is to launch successfully. As an Internet content provider, labeling your site is important if you want users who may have enabled a variety screening products to see the pages you have provided there.

It should take no more than 30 minutes to procure and place the PICS labels you will need for the home page of your site. In most cases, you will spend no time maintaining these labels. The steps to follow are detailed below.

      1. Register Your Site with RSACi and SafeSurf.

      NetWatch currently supports two PICS labeling schemes: one from the Recreational Software Advisory Council on the Internet and another from SafeSurf.

      Register with RSACi at http://www.rsac.org/homepage.asp

      Register with SafeSurf at http://www.safesurf.com/classify/index.html

      You typically will want to register the "entire site" with RSACi and "an entire directory" with SafeSurf. All ratings should be set to the lowest, or Least objectionable, level unless there is a need to do otherwise. The process for rating multiple areas of a single site and the ratings themselves are described in more detail at both the RSACi and SafeSurf sites.

      When specifying your e-mail address, you will want to use or set up a separate account or an alias, and will want to make sure you have a filter on any alias. You most likely will be getting a lot of spam. RSACi no longer includes the e-mail address in its labels; SafeSurf should be making the e-mail address optional in the near future.

      If your home page goes by multiple names -- for example, home.netscape.com and www.netscape.com -- you will have to request an additional set of labels.

      Note that these Labels will be e-mailed to the address you specify when registering.

      2. Place the Labels After the [HEAD] Tag Exactly as You Receive Them.

      As mentioned above, these labels will come to you at the e-mail address you specify when registering.

      Copy the labels exactly as they appear in the message, and paste them immediately after the [HEAD] tag in the source code of your home page. Note that you only should copy the label from an HTML-based mail system. If you copy the label from a UNIX-based mail system, you most likely will break it.

      3. Update Your Registration or Request New Labels When Things Change

      Maintenance of these labels should not be required. However, if you want to update your registration (RSACi) or request new labels (RSACi and SafeSurf), just begin the process again at Step 1.

EXHIBIT B: Sample Formats of Usage Reports

Sample report provided by Premier Provider to Netscape each month:

             Netscape Browsers      MSIE Browsers        AOL Browsers
             -----------------      -------------        ------------

             Netscape % of total    MSIE % of total      AOL % of total
             browsers = 50%         browsers = 25%       browsers = 25%

             Breakdown of Netscape  Breakdown of         Breakdown of
             Browsers:              MSIE Browsers:       AOL Browsers:

             4.x=50%                4.x=50%              4.x=50%

             3.x=25%                3.x=25%              3.x=25%

             2.x=20%                2.x=20%              2.x=20%

             1.x=5%                 1.x=5%               1.x=5%

Sample report provided by Netscape to Premier Provider each month:

                                      User          Other
             Random      Default      Selected      Exposures          Total
             Exposures   Exposures    Exposures     (Home Page, etc.)  Exposures

June 1       1M          200K         400K          500K               2.1M

June 2       1.1M        200K         500K          500K               2.3M

June 3       1.2M        200K         600K          500K               2.5M

 ...

June 31      1.8M        300K         8OOK          500K               2.4M

Total Premier Provider
Exposures

Aggregate Exposures for
all Premier Providers

EXHIBIT C: Premier Provider Website Operating Standards

Premier Provider Website. Premier Provider will: (1) be responsible for all communications, hosting, and connectivity costs and expenses associated with its Website; (2) provide all hardware, software, telecommunications lines, and other infrastructure necessary to meet traffic demands on its Website from the Page;
(3) design and implement the network between the Page and its Website so that
(a) no single component failure will have a materially adverse impact on users of the Page seeking to reach the Premier Provider's Website, and (b) no single Server will run at more than 70% average utilization for a 5-minute peak in a daily period. In this regard, Premier Provider will provide Netscape, upon request, with a detailed network diagram regarding the network infrastructure supporting its Website.

Optimization; Speed. Premier Provider will use commercially reasonable efforts to ensure its Website is designed and populated in a manner that minimizes delays for users of the Page seeking to access it. At a minimum, Premier Provider will ensure that it initiates data transfers within no more than fifteen seconds on average. Before the start of the Premier Period, Premier Provider will permit Netscape to conduct performance and load testing of the its Website (in person or through remote communications), until Netscape is reasonably satisfied with the results of any such testing.

Technical Problems. Premier Provider agrees to use commercially reasonable efforts to address promptly material technical problems over which Premier Provider exercises control) affecting use by end users of the Page of its Website (including, without limitation, infrastructure deficiencies producing user delays). In the event that Premier Provider is unable to resolve such a problem promptly, Netscape wild have the right to reduce or stop the traffic it provides to Premier Provider until such time as Premier Provider corrects the problem.

Monitoring. Premier Provider will ensure that the performance and availability of its Website is monitored on a continuous (24 X 7) basis. Premier Provider will provide AOL with contact information (including e-mail, phone, pager and fax information, as applicable, for both during and after business hours) for Premier Provider's principal business and technical representatives, for use in cases when issues or problems arise with respect to its Website.